Exhibit 10.23

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (“Agreement”), executed as of 4th day of January, 2008, is entered into by and between EDGAR ONLINE, INC., a Delaware corporation with a principal place of business in Norwalk, Connecticut (together with its subsidiaries and affiliates being collectively referred to herein as “Company”) and GREG ADAMS, an individual residing in Ossining, New York (“Executive”).

W I T N E S S E T H

WHEREAS, the Executive shall cease to be an employee of the Company as of the Separation Date (as hereinafter defined);

WHEREAS, the Executive and the Company desire to settle fully and finally any and all employment-related matters between them as of the Separation Date, including, but not limited to, any issues that may arise out of the Executive’s employment with the Company and the termination thereof.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, intending to be legally bound, the parties hereto hereby agree as follows:

Section	1. Termination of Employment; Consideration and Benefits.

(a)	Termination of Employment. The Executive’s employment with the Company shall terminate as of the close of business on the earlier of filing of the Company’s Form 10-K for 2007 or March 15, 2008 (the “Separation Date”).

(b)	Consideration and Benefits. In consideration for the Executive’s agreement to be bound by the terms of this Agreement, the Executive shall be entitled to receive from the Company the payments and severance benefits pursuant to Section 7(g), and as applicable the Severance Benefits as defined under Section 7(c), of the Executive’s Employment Agreement dated December 27, 2004 and as amended on January 31, 2005 (the “Employment Agreement”). Executive’s payments and benefits under the Employment Agreement set forth in subparagraphs (i) through (vi) of this Section 1(b).

(i)	Company will pay the Executive a payment equal to (a) the Executive’s then current base salary and (b) the average of the last two cash bonuses paid to the Executive in twelve (12) equal monthly installments over a one year period from the Separation Date;

(ii)	Reimburse the cost of outplacement counseling with the maximum cost to the Company not to exceed $25,000;

(iii)	Maintain health benefits for the Executive and his dependents for twelve (12) months from the Separation Date or until Executive obtains full-time employment with an employer that provides comparable health coverage;

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(iv)	Continue the commutation allowance of $1,500 per month for the 12-month period from the Separation Date;

(v)	Allow Executive to elect to make contributions to the Company’s 401k Plan for the 12-month period from the Separation Date, however, such contributions will not receive any Company matching contribution in effect at that time; and

(vi)	Executive’s stock options and other awards under the Company’s stock option plans shall immediately vest and remain exercisable for the period of the lesser of (a) the original term of the stock option or (b) five years.

(c)	Furthermore, as additional consideration for the signing of this Agreement and compliance with the promises and conditions herein Company agrees to provide the additional payments and benefits (collectively “Additional Consideration”) set forth in subparagraphs (i) through (iv) of this Section 1 (c).

(i)	All payments pursuant to this Agreement shall be made by the Company through its regularly scheduled payroll by wire transfer to the Executive’s account in which his payroll is currently deposited; provided, that to the extent any such payment obligation remains unpaid by the Company for ten (10) business days after written notice is given by the Executive to the Company the unpaid, past due amount shall accrue interest at the rate of one half percent (0.5%) per month until paid.

(ii)	Continued access to Company email for one (1) month after Separation Date;

(iii)	Ownership of Company laptop used by Executive with Company software and data removed; and

(iv)	A paid up license to use the Company’s I-Metrix Pro product for a period of three (3) years from the Separation Date.

2. Release. Executive understands and agrees that he would not receive the payments and benefits under the Employment Agreement and the Additional Consideration absent the execution of this Separation and Release Agreement.

(a)	On the Separation Date the Executive knowingly and voluntarily releases and forever discharges the Company and the Company’s parents, subsidiaries and affiliates, together with all of their respective past and present directors, managers, officers, partners, employees and attorneys, and each of their predecessors, successors and assigns, and any of the foregoing in their capacity as a shareholder or agent of the Company (collectively, “Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which against them the Executive or his executors,

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administrators, successors or assigns ever had, now have, or may hereafter claim to have against any of the Releasees by reason of any matter, cause or thing whatsoever arising on or before the Separation Date and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (the “Release”). The Release includes, without limitation, any rights or claims relating in any way to the Executive’s employment relationship with the Company or any of the Releasees, or the termination thereof, or arising under any statute or regulation, including, but not limited to, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, The New York State and New York City Human Rights Laws, Connecticut Fair Employment Practices Act Connecticut Family and Medical Leave Law, and the federal Family Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, whether written or oral, formal or informal, between any of the Releasees and the Executive.

(b)	Nothing herein shall be deemed to release any of the Executive’s rights under this Agreement.

(c)	The Executive represents that the Company has advised him to consult with an attorney of his choosing prior to signing this Agreement. The Executive further represents that he understands and agrees that he has the right and has in fact reviewed this Agreement and, specifically, the Release, with an attorney of the Executive’s choice. The Executive further represents that he understands and agrees that the Company is under no obligation to offer him this Agreement, and that the Executive is under no obligation to consent to the Release, and that he has entered into this Agreement freely and voluntarily.

3.	Confidentiality.

During the period commencing on the Separation Date and continuing for one (1) year thereafter, Executive will adhere to the provisions of Section 8 of the Employment Agreement regarding confidential information, the terms of which section are hereby incorporated by reference. Except for those Agreement terms which are publicly disclosed by Company, Executive shall treat the terms of this Agreement as confidential and shall not disclose the terms of this Agreement except to his immediate family, legal, accounting, or financial advisors.

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4.	Non-Competition; Non-Solicitation.

(a)	During the period commencing on the Separation Date and continuing for one (1) year thereafter Executive shall comply with the non-competition terms of Section 8 of the Employment Agreement the terms of which are hereby incorporated by reference.

(b)	During the period commencing on the Separation Date and continuing for one (1) year thereafter, the Executive shall comply with the non-solicitation terms of Section 8 of the Employment Agreement the terms of which are hereby incorporated by reference.

5.	Cooperation.

The Executive agrees that he will fully cooperate in any litigation or government investigation in which the Company or any of the Company’s parents, subsidiaries and affiliates may become involved such cooperation shall include the Executive making himself available, upon the request of the Company, for depositions, court appearances and interviews by Company’s counsel. To the maximum extent permitted by law, the Executive agrees that he will notify the Chairman of the Board of Directors of the Company and the Chairman of the Audit Committee of the Board of Directors of the Company if he is contacted by any government agency or any other person contemplating or maintaining any claim or legal action against the Company or any of the Company’s parents, subsidiaries and affiliates, or by any agent or attorney of such person.

6.	Proceedings.

The Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to his employment or the separation or termination of his employment, other than with respect to the obligations of the Company to the Executive under this Agreement, (each individually, a “Proceeding”), and agrees not to voluntarily participate or join in any Proceeding, provided however, this Separation and Release Agreement does not preclude Executive from filing a charge of discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”) or any analogous state or local agency. Executive, however, waives any right he may have to recover monetary or other damages, or attorneys’ fees or costs, based on any such charge of discrimination or any action initiated by Executive or on his behalf by a third party.

7.	Notice.

For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid as follows:

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If to the Company:

EDGAR Online, Inc.

50 Washington Street

South Norwalk, Connecticut 06854

Attention: Richard Rosenfeld, General Counsel

If to the Executive:

Greg Adams

15 Highview Road

Ossining, NY 10562

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8	Miscellaneous.

(a)	Enforcement; Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to its conflicts of law principles. The Company shall have the right, without prejudice to any other rights or remedies it might have under the law which are reserved, to obtain injunctive relief to restrain any breach or threatened breach by the Executive of this Agreement or otherwise to specifically enforce any provision of this Agreement; provided, however, that such right to injunctive relief does not preclude the Company from seeking monetary damages for a breach by the Executive of this Agreement; and provided, further, that the Company shall not be precluded from seeking monetary damages from the Executive that exceed the amount of the Company’s obligations to Executive.

(b)	Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

(e)	Successors. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns. The provisions of Section 2(a) hereof are intended to be for the benefit of, and shall be enforceable by, each Releasee and his, her or its, heirs and representatives.

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(f)	Withholding. Executive acknowledges and agrees that Company has not made any representations to him regarding the tax consequences of, or financial advice with respect to, any amounts received by him pursuant to this Agreement. All payments made by the Company to the Executive pursuant to Section l(b) of this Agreement shall be reduced by all federal, state, city or other taxes that are required to be withheld or deducted pursuant to any law or governmental regulation. The Company, its officers and directors, employees or agents shall not be liable for any losses or penalties incurred by Executive in connection with the taxation of any payments or benefits pursuant to this Agreement or the Employment Agreement.

THE EXECUTIVE SHALL HAVE TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND ONCE HE HAS SIGNED THIS AGREEMENT, THE EXECUTIVE SHALL HAVE SEVEN (7) ADDITIONAL DAYS FROM THE DATE OF EXECUTION TO REVOKE HIS CONSENT TO THE RELEASE SET FORTH ABOVE. Any such revocation shall be made by delivering written notification to the Company as specified in the notice section above. In the event that the Executive revokes his Release, all the terms of the other sections and subsections of this Agreement, other than Section 1 (a) hereof, shall be null and void and shall not become effective. If no such revocation occurs, the Release and this Agreement shall become effective as of the eighth (8th) day after the date the Executive signs this Agreement.

Executive acknowledges that he has read this Separation and Release Agreement and that he understands and voluntarily accept its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EDGAR ONLINE, INC.

By:
Name:	Philip Moyer
Title:	CEO

By:	GREG ADAMS

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